SUBAYE, INC.
October 25, 2010

METRO FAME PROPERTIES LIMITED
Rm.2209, 22/F., Wu Chung House, 213 Queen’ s Road East, Wan Chai
Hong Kong
Tel: +852 2971 2880
Alexander Holtermann, Managing Director

Re: Purchase of Web Properties and Users (42,731 SMEs Users) Database by Subaye, Inc. ("SBAY") From Metro Fame Properties Limited of Hong Kong China ("Seller")

Dear Mr.Holtermann:

This letter agreement (the "Agreement") sets forth the terms of SBAY's purchase of all of the assets, including, without limitation, the physical assets, good will, web site contents (collectively, the "Assets"), used to conduct the on-line Business to Business Opt-In Engine (B2B Engine) business that is known as aixi.net, and presently located at the URL: http://www.aixi.net owned by Seller (the "Business").

The consummation of the transactions set forth in this Agreement (the "Closing") shall be effective as of 12:01 a.m. Hong Kong, China on the date that all of the Closing conditions are satisfied (the "Closing Date"), as reasonably determined by the Company.

On the Closing Date, Seller shall sell, assign, transfer, convey and deliver to SBAY and SBAY agrees to purchase and accept from the Seller, all right, title and interest in and to all of the Assets, free and clear of all liens, encumbrances or security interests. The purchase price for the purchased Assets shall be One Million Four Hundred Ninety Five Thousand Five Hundred Eighty Five shares (1,495,585) of common stock of SBAY (the "SBAY Shares" or the "Purchase Price"), as follows:

On the Closing Date, SBAY shall issues and delivers to Seller One Million Four Hundred Ninety Five Thousand Five Hundred Eighty Five shares (1,495,585) SBAY Shares (“Payment”); Seller agrees action necessary to transfer ownership to SBAY of Business's telephone numbers, web sites content and all domain names for the Business, free and clear of any liens or encumbrances.

The parties acknowledge and agree that this is a sale of Assets and that, except as otherwise specifically set forth in this Agreement, SBAY shall neither assume nor be liable for any contracts, debts, warranties, obligations, undertakings or liabilities whatsoever of the Seller, and Seller shall remain solely liable for any and all claims against the Business or its assets and all liabilities and accounts payable arising out of Seller's operation of the Business, acts or omissions prior to the Closing.

Seller hereby represents and warrants to SBAY that (1) this Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms and that there are no agreements or encumbrances of the Seller with respect to the Business or the Assets; (2) this Agreement does not violate or conflict with any other agreement to which Seller is a party or require the consent of any third-party; (3) attached hereto is Seller's financial information which is true and accurate in all respects and present fairly the financial position and the results of operation of the Business; (4) Seller has no material liabilities of any nature whatsoever which are not disclosed in such financial information since the date on the financial information; (5) all books and records of Seller which have been provided to SBAY for inspection are true, correct and complete, and contain no material omission with respect to the Business or operations or status of the Seller or the Assets; (6) Seller is not a party to any pending litigation, is not aware of any threatened litigation with respect to the Business or the Assets and has not filed any voluntary petition in bankruptcy, nor been served with or otherwise received notice of any involuntary petition in bankruptcy having been filed against Seller; (7) Seller is the sole and exclusive owner of and has good and marketable title to all of the Assets, free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever; (8) all licenses, permits or other registrations required for operation of the Business are current and valid and Seller is in compliance with all federal, state and local laws and regulations in connection with the operation of the Business; (9) Seller is not in default with respect to any material liabilities or material obligations, which are related to the Assets or the Business, (10) Seller has and will transfer all assets, rights and interests necessary or convenient for the operation of the Business; and (11) all taxes, wages, utilities and other accounts payable in connection with the Seller's operation of the Business through the Closing are current and not past due, and all such liabilities or obligations incurred or accrued have been paid and discharged as they become due and all such liabilities and obligations have been, as of and through the Closing Date, incurred in the ordinary course of business.

The Seller understands that SBAY Shares to be issued to the Seller under this Agreement have not been and will not be registered under the Securities Act in reliance upon exemptions contained in the Securities Act or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless such shares of SBAY stock are registered or qualify for exemption from registration under the Securities Act.  The Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of the Seller's investment in SBAY Shares being acquired hereunder. The Seller understands and is able to bear any economic risks associated with such investment. The Seller acknowledges that the Seller has had the opportunity ask questions to the officers and management of SBAY about the business and financial condition of SBAY. SBAY Shares being issued to the Seller hereunder are being acquired by the Seller in good faith solely for its own accounts, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. The SBAY Shares shall not be offered for sale, sold or otherwise transferred by the Seller without either registration or exemption from registration under the Securities Act or applicable state securities laws. No SBAY Shares were offered to the Seller by means of publicly disseminated advertisements or sales literature.

SBAY hereby represents and warrants to Seller that (1) SBAY is a corporation duly organized, legally existing and in good standing under the laws of its state of incorporation; (2) the information (including the financial statements and notes thereto) contained in its Registration Statement on Form 10KSB and its most recent Form 10-QSB filing, (the "SEC Filings") accurate and complete in all material respects and do not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; (3) the shares of SBAY Common Stock when issued and paid for as contemplated hereby will be duly and validly authorized, fully-paid and non-assessable, and Seller will acquire good title to the shares; (4) the execution and delivery of this Agreement by SBAY has been duly authorized and this Agreement constitutes the valid and binding obligation of SBAY enforceable in accordance with its terms; (5) SBAY is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (8) this Agreement does not violate or conflict with any agreement to which SBAY is a party or require the consent of any third party.

All representations and warranties of the parties contained herein shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such time; and each party shall have performed and complied with all obligations, covenants, and conditions required by this Agreement to have been performed or complied with by it prior to or on the Closing Date. All representations, warranties, agreements and covenants made and given herein shall survive the execution and delivery of this Agreement and the Closing.

Seller shall indemnify, defend and save SBAY harmless from any actions, claims, losses, damages, demands or expense (including without limitation all court costs and reasonable attorney's fees on account thereof) suffered or incurred by SBAY, its successors or assigns, arising from (i) any untruthfulness of any representation made by the Seller in this Agreement or in any document delivered to SBAY by or on behalf of Seller pursuant to this Agreement, or (ii) breach of any covenant or warranty of the Seller contained in this Agreement or in any document delivered to SBAY by or on behalf of Seller pursuant to this Agreement.  Until the Closing Date, Seller (1) shall not, either directly or indirectly, on its own behalf or on behalf of any other person, entity or concern, solicit, negotiate with, have discussions with or in any manner entertain, encourage, contemplate or accept any offer, inquiry or proposal of any other person, concern or entity seeking to acquire any or all of the Assets or the Business; and (2) shall immediately notify SBAY of any contact with Seller by any person, concern or entity regarding such offer, inquiry or proposal, stating the name of such other entity and the substantive terms of such offer.

Commencing on the date hereof and continuing through the Closing Date, Seller agrees to conduct its business in the ordinary course, which ordinary course shall in no way impair or injure the business or professional reputation of SBAY, and refrain from any extraordinary transactions.

At the Closing, SBAY may issue a press release. No party shall make any other press release or public statement anywhere in the world or on any global computer network concerning SBAY or the Seller pertaining to the transactions contemplated herein or in this Agreement without the prior, express written consent of the other parties hereto.

The obligations of SBAY to effect the transactions contemplated herein are further subject to the satisfaction at or prior to the Closing Date of the following conditions by Seller, unless waived by SBAY in writing: (1) from the date of this Agreement through the Closing Date, Seller shall not have suffered any adverse change in business or assets that has had an effect greater than Two Thousand Dollars ($2,000.00); (2) all actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to SBAY, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith; (3) Seller shall reaffirm that he is familiar with the business of SBAY, that he is acquiring the SBAY Shares under Section 4(2) of the Securities Act of 1933 (the "Securities Act"), commonly known as the private offering exemption of the Securities Act, and that the SBAY Shares are restricted and may not be resold, except in reliance on an exemption under the Securities Act; and (4) at the time of Closing, Seller shall deliver to SBAY: (i) executed bills of sale and other instruments in a form satisfactory to SBAY and its counsel as may be necessary to transfer all of the Assets to SBAY and to consummate the transactions called for by this Agreement; (ii) an executed employment letter agreement dated of equal date herewith; and (iii) a certificate signed by Seller certifying that the representations and warranties of Seller set forth in this Agreement are true and correct as of the date of this Agreement.

The obligations of Seller to effect the transactions contempleted herein are subject to the satisfaction at or prior to the Closing Date of the following conditions by SBAY, unless waived by Seller in writing: (1) SBAY shall have furnished Seller with copies of resolutions duly adopted by the Boards of Directors of SBAY approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable them to comply with the terms of this Agreement, and (2) at the time of Closing, SBAY shall deliver to Seller an SBAY stock certificate representing the Payment and a certificate signed by a duly authorized officer of SBAY certifying that the representations and warranties of SBAY set forth in this Agreement are true and correct as of the date of this Agreement.

Any controversy or claim arising out of or related to this Agreement or the breach thereof shall be settled by binding arbitration in Delaware, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This Agreement, together with attachments and documents identified herein, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and is intended as the parties' final expression and complete and exclusive statement of the terms thereof, superseding all prior or contemporaneous agreements, representations, promises and understandings, whether written or oral, and may be amended or modified only by an instrument in writing signed by both parties.

Any notice required or permitted to be given hereunder shall be (a) in writing, (b) effective on the first business day following the date of receipt, and (c) delivered by one of the following means: (i) by personal delivery; (ii) by prepaid, overnight package delivery or courier service; or (iii) by the Postal Service, first class, certified mail, return receipt requested, postage prepaid. All notices given under this Agreement shall be addressed to the addresses stated at the top of this Agreement, or to such other addresses of which the parties have been advised in writing by any of the above-described means.

This Agreement shall be governed by and construed in accordance with the laws of the P.R of China, without giving effect to any principles of conflicts of law. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, distributees, legal representatives, successors and assigns.

Please acknowledge receipt of the foregoing and your agreement and consent to same by executing a copy of this letter where indicated below and returning a copy to us by facsimile and a fully executed original to us by overnight mail courier.

Very truly yours,

Subaye, Inc.

By:	/s/ Zhiguang Cai
Zhiguang Cai, CEO

Agreed and accepted this 25th day of October 2010.

Seller: Metro Fame Properties Limited

By:	/s/ Alexander Holtermann
Alexander Holtermann